                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 4)


                             Target Logistics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  876123 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Not Applicable
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                   Rule 13d-1(b)
                                   Rule 13d-1(c)
                                 X Rule 13d-1(d)
                                ---


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                                       2


--------------------------------------------         ---------------------------
CUSIP No. 876123 10 0                          13G   Page 2 of 11 Pages
          ----------------------------------              -    --
--------------------------------------------         ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wrexham Aviation Corp.                                       52-1703231
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               0
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               11,398,485
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           11,398,485
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,398,485
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         66.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------


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                                       3


--------------------------------------------         ---------------------------
CUSIP No. 876123 10 0                          13G   Page 3 of 11 Pages
          ----------------------------------              -    --
--------------------------------------------         ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         TIA, Inc.                                                    52-1587147
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               10,978,485
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               420,000
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           10,978,485
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           420,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,398,485
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         66.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------



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                                       4


--------------------------------------------         ---------------------------
CUSIP No. 876123 10 0                          13G   Page 4 of 11 Pages
          ----------------------------------              -    --
--------------------------------------------         ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Richard Swirnow                                             ###-##-####
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               0
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               11,398,485
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           11,398,485
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,398,485
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         66.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------


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                                       5


--------------------------------------------         ---------------------------
CUSIP No. 876123 10 0                          13G   Page 5 of 11 Pages
          ----------------------------------              -    --
--------------------------------------------         ---------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Swirnow Airways Corp.                                        52-1230049
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   _
                                                                        (a) |_|
                                                                             _
                                                                        (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF               0
    SHARES
 BENEFICIALLY        -----------------------------------------------------------
 OWNED BY EACH       6     SHARED VOTING POWER
   REPORTING               11,398,485
  PERSON WITH
                     -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           11,398,485
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,398,485
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*                                                      _
                                                                             |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         66.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------


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                                       6



                                  SCHEDULE 13G


Item 1(a).   Name of Issuer:

             Target Logistics, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             112 East 25th Street, Baltimore, Maryland 21218

Item 2(a).   Names of Persons Filing:

             This  Schedule  13G is  being  filed on  behalf  of all of the
             following   Reporting  Persons,   pursuant  to  the  Agreement
             attached hereto as Exhibit 1:

             Wrexham Aviation Corp.
             TIA, Inc.
             Richard A. Swirnow
             Swirnow Airways Corp.

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             112 East 25th Street, Baltimore, Maryland 21218

Item 2(c).   Citizenship:

             Wrexham Aviation Corp.             Delaware
             TIA, Inc.                          Delaware
             Richard A. Swirnow                 USA
             Swirnow Airways Corp.              Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $.01 per share

Item 2(e).   CUSIP Number:

             876123 10 0

Item 3.      If  this statement  is filed  pursuant  to  Rules  13d-1(b),or
             13d-2(b),  check  whether   the  person   filing  is   a:

             Not applicable.




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                                       7



Item 4.      Ownership:

             As  of  December  31,  2000,   the   following   shares   were
             beneficially owned by the Reporting Persons:

             Wrexham Aviation Corp.
             ---------------------

             (a)      Amount beneficially owned:                                                   11,398,485*
             (b)      Percent of class:                                                                  66.3%*
             (c)      Number of shares as to which such person has:
                      (i)      Sole power to vote or to direct the vote:                                    0
                      (ii)     Shared power to vote or to direct the vote:                         11,398,485*
                      (iii)    Sole power to dispose or to direct the disposition of:                       0
                      (iv)     Shared power to dispose or to direct the disposition of:            11,398,485*

             * Includes 5,122,750 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by the exercise of Common Stock Purchase Warrants.

             TIA, Inc.
             ---------
             (a)      Amount beneficially owned:                                                   11,398,485*
             (b)      Percent of class:                                                                  66.3%*
             (c)      Number of shares as to which such person has:
                      (i)      Sole power to vote or to direct the vote:                           10,978,485*
                      (ii)     Shared power to vote or to direct the vote:                            420,000
                      (iii)    Sole power to dispose or to direct the disposition of:              10,978,485*
                      (iv)     Shared power to dispose or to direct the disposition of:               420,000

             * Includes 5,122,750 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by the exercise of Common Stock Purchase Warrants.

             Richard A. Swirnow
             ------------------
             (a)  Amount beneficially owned:                                                      11,398,485*
             (b)  Percent of class:                                                                     66.3%*
             (c)  Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote:                                       0
                  (ii)     Shared power to vote or to direct the vote:                            11,398,485*
                  (iii)    Sole power to dispose or to direct the disposition of:                          0
                  (iv)     Shared power to dispose or to direct the disposition of:               11,398,485*

             * Includes 5,122,750 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by the exercise of Common Stock Purchase Warrants.

Item 4 (Ownership) - cont.

             Swirnow Airways Corp.
             ---------------------
             (a)  Amount beneficially owned:                                                      11,398,485*
             (b)  Percent of class:                                                                     66.3%*
             (c)  Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote:                                      0
                  (ii)     Shared power to vote or to direct the vote:                            11,398,485*
                  (iii)    Sole power to dispose or to direct the disposition of:                          0
                  (iv)     Shared power to dispose or to direct the disposition of:               11,398,485*

             * Includes 5,122,750 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by conversion of shares of the Issuer's Class A Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 2000 by the exercise of Common Stock Purchase Warrants.

Item 5.      Ownership of Five Percent or Less of a Class:

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not applicable.

Item 8.      Identification and Classification of Members of the Group:

             Not applicable.

Item 9.      Notice of Dissolution of Group:

             Not applicable.

Item 10.     Certification:

             Not applicable.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  February 5, 2001                     WREXHAM AVIATION CORP.


                                            By:    /s/ Richard A. Swirnow
                                               ---------------------------------
                                               Richard A. Swirnow, President


                                            TIA, INC.


                                            By:    /s/ Richard A. Swirnow
                                               ---------------------------------
                                               Richard A. Swirnow, President


                                            SWIRNOW AIRWAYS CORP.


                                            By:    /s/ Richard A. Swirnow
                                               ---------------------------------
                                               Richard A. Swirnow, President



                                            /s/ Richard A. Swirnow
                                            -----------------------------------
                                            Richard A. Swirnow

                                                          TARGET LOGISTICS, INC.
                                                                  SCHEDULE 13G/A
                                                               (AMENDMENT NO. 4)
                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT

     In accordance with Rule 13d-1(f)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, the undersigned parties hereby agree that the Schedule 13G to which this Agreement is an Exhibit shall be filed on behalf of each of the undersigned.

DATE:  February 5, 2001                     WREXHAM AVIATION CORP.


                                            By:    /s/ Richard A. Swirnow
                                               ---------------------------------
                                               Richard A. Swirnow, President


                                            TIA, INC.


                                            By:    /s/ Richard A. Swirnow
                                               ---------------------------------
                                               Richard A. Swirnow, President


                                            SWIRNOW AIRWAYS CORP.


                                            By:    /s/ Richard A. Swirnow
                                               ---------------------------------
                                               Richard A. Swirnow, President



                                                /s/ Richard A. Swirnow
                                            -----------------------------------
                                            Richard A. Swirnow